Exhibit 5.1

April 14, 2023

Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Eterna Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 2,930,237 shares of the Company’s common stock, par value $0.005 per share (the “Shares”), under the Company’s registration statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Of the Shares, (i) 73,659 Shares (the “Commitment Shares”) have been issued as commitment shares to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to that certain Purchase Agreement, dated as of April 5, 2023 (the “Purchase Agreement”), by and between the Company and Lincoln Park, and (ii) 2,856,578 Shares (the “Purchase Shares”) are reserved for future issuance pursuant to the Purchase Agreement.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.          the Registration Statement in the form in which it was transmitted to the Commission;

2.          the Purchase Agreement;

3.          that certain Registration Rights Agreement, dated as of April 5, 2023, by and between the Company and Lincoln Park;

4.          the Company’s Restated Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware;

5.          the Company’s Bylaws, as amended;

6.          resolutions adopted by the Board of Directors of the Company in respect of the issuance of the Shares, certified as of the date hereof by an officer of the Company; and

7.          such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

Eterna Therapeutics Inc.
April 14, 2023

In rendering the opinions set forth below, we have assumed without investigation the following:  (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:  (i) the Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) the Purchase Shares have been duly authorized, and, when issued and sold as contemplated in the Registration Statement and the Purchase Agreement against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.  We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP